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WMX TECHNOLOGIES, INC.

3003 Butterfield Road          Phone 708 572-8800
Oak Brook, IL 60521




             Analysts contact:                      Media contact:
             James E. Koenig                        Bill Plunkett
             (708) 572-8822                         (708) 572-8898


      WMX TECHNOLOGIES, INC. PROPOSES TO ACQUIRE
      CHEMICAL WASTE MANAGEMENT, INC.'S PUBLIC SHARES

      Oak Brook, Illinois, July 28, 1994 -- WMX Technologies, Inc., the global environmental services company, announced today that its Board of Directors has approved a proposal to acquire all of the Chemical Waste Management, Inc. shares which it does not already own.

      Under the WMX Technologies proposal, each holder of Chemical Waste Management shares other than WMX would receive .27 of a WMX Technologies share for each share of Chemical Waste Management common stock held.

      WMX Technologies owns approximately 78.6 percent of Chemical Waste Management's 209.1 million outstanding shares. The proposed transaction would result in the issuance of approximately an additional 12.1 million WMX Technologies shares. On July 28, 1994, the closing price of Chemical Waste Management common stock on the New York Stock Exchange was $7.875 per share, and for WMX was $29.125 per share.

      "Our offer recognizes the benefits we believe would flow from the integration of our company and Chemical Waste Management," said Dean L. Buntrock, Chairman and Chief Executive Officer of WMX Technologies. "It underscores our commitment to seeing the WMX-affiliated group of companies retain its leadership of the hazardous waste industry."

      WMX Technologies said that the proposed transaction would take the form of a merger of a wholly owned subsidiary of WMX into Chemical Waste Management. Under the proposal, the merger would be subject to the approval of the holders of a majority of Chemical Waste Management's outstanding shares other than shares held by WMX who vote on it at a special meeting of Chemical Waste Management stockholders called for that purpose.

      In other action, the Company announced that it was undertaking a comprehensive review of WMX Technologies' operations and financial strategies and its organizational structure in order to consider other potential strategic actions intended to enhance stockholder value. The Board authorized management to commence discussions with external financial and strategic advisors to be retained to assist with the review. No date was set for the completion of the project, but the Company indicated it expected the matter to be discussed at the Board's annual strategic planning meeting in late January 1995.

      WMX Technologies is the world's leading environmental services company. Based in Oak Brook, Illinois, the Company operates through five principal subsidiaries: Waste Management, Inc., Chemical Waste Management, Inc., Wheelabrator Technologies Inc., Rust International Inc. and Waste Management International plc.